Exhibit 99.1

LOEWS Reports Exercise of Right to Purchase Common Units OF BOARDWALK PIPELINE PARTNERS

NEW YORK, June 29, 2018 /PRNewswire/ -- Loews Corporation (NYSE: L) (“Loews”) announced today that Boardwalk GP, LP (the “General Partner”), the general partner of Boardwalk Pipeline Partners, LP (NYSE: BWP) (the “Partnership”) and an indirect wholly-owned subsidiary of Loews, has elected to exercise its right to purchase all of the issued and outstanding common units representing limited partner interests (“Common Units”) in the Partnership not already owned by the General Partner or its affiliates (the “Transaction Units”) pursuant to Section 15.1(b) of the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”). The General Partner received the opinion of counsel required by Section 15.1(b) of the Limited Partnership Agreement on June 29, 2018.

The General Partner will purchase the Transaction Units on July 18, 2018 (the “Purchase Date”) for a cash purchase price of $12.06 per Transaction Unit, or approximately $1.50 billion in the aggregate. The purchase price was determined in accordance with Section 15.1(b) of the Limited Partnership Agreement based on the average of the daily closing prices per Common Unit on the New York Stock Exchange (“NYSE”) for the 180 consecutive trading days ending on June 29, 2018.

As of the Purchase Date, all rights of the holders of the Transaction Units will cease, except for the right to receive payment of the purchase price. Upon completion of the purchase on the Purchase Date, Boardwalk Pipelines Holding Corp., a wholly-owned subsidiary of Loews, will own, directly or indirectly, 100 percent of the Common Units. In addition, upon completion of the purchase, the Common Units will cease to be publicly traded or listed on the NYSE, and will not be listed or quoted on any other venue.

About Loews: Loews Corporation is a diversified company with three publicly-traded subsidiaries – CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP) – and two non-public operating subsidiaries – Loews Hotels & Co and Consolidated Container Company LLC. For more information, please visit www.loews.com.

CONTACT:

Mary Skafidas, Investor and Public Relations, (212) 521-2788